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                                                                    Exhibit 23.1


                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-26641, Form S-8 No. 33-34745, Form S-8 No. 33-76780, Form S-8
No. 333-00075, and Form S-8 No. 333-07091) pertaining to the Nonqualified Stock Option Plan of IMCO Recycling Inc., the IMCO Recycling Inc. Amended and Restated Stock Option Plan, the IMCO Recycling Inc. 1992 Stock Option Plan, and the IMCO Recycling Inc. Annual Incentive Program of our report dated March 13, 1997, with respect to the consolidated financial statements of IMSAMET, Inc. as of and for the year ended December 31, 1996 included in the Form 8-K of IMCO Recycling Inc. dated January 21, 1997.


                                   Ernst & Young LLP

Dallas, Texas
April 4, 1997